Exhibit 23.1

KPMG LLP	Telephone	(514) 840-2100
600 de Maisonneuve Blvd. West	Fax	(514) 840-2187
Suite 1500, Tour KPMG	Internet	www.kpmg.ca
Montréal (Québec) H3A 0A3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Clementia Pharmaceuticals Inc.

We consent to the incorporation by reference in the registration statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 28, 2017, except as it relates to Note 17, which is dated as of July 20, 2017 with respect to the financial position of Clementia Pharmaceuticals Inc. as of December 31, 2016, December 31, 2015 and December 31, 2014 and the related consolidated statements of net loss and comprehensive loss, changes in equity and cash flows for the years then ended, which report appears in the registration statement on Form F-1, as amended (No. 333-219066). We also consent to the reference to us under the heading “Experts” in the registration statement on Form F-1, as amended (No. 333-219066).

/s/ KPMG LLP*

August 1, 2017

Montréal, Canada

*CPA auditor, CA, public accountancy permit No. A125211

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.